Exhibit 1.2

ALCON, INC.

BOARD OF DIRECTORS

ORGANIZATIONAL REGULATIONS

March 2003

ALCON, INC.BOARD
OF DIRECTORS

ORGANIZATIONAL REGULATIONS

ARTICLE I

Authority

Section 1. Authority. These Organizational Regulations (the Regulations) are enacted by the Board of Directors of Alcon, Inc. (the Company) pursuant to art. 716b of the Swiss Code of Obligations (CO) and art. 21 para. 1 and 25 of the Company’s articles of association (the Articles of Association). They govern the powers and duties of the Company’s executive bodies and the organization of the Group Executive Management.

Section 2. Company. The Company is the holding company of an international group of companies active in the ophthalmic and related businesses. As such it performs strategic, financial and management functions not only for the Company itself but also with respect to the companies controlled by it. In view of this Group-wide function, the executive bodies and officers of the Company have to resolve on matters that pertain both to the Company and to other Group companies. Notwithstanding this, in any event, the executive bodies of the Company shall give due respect to the legal independence of all Group companies and to the local law applicable to them.

Section 3. Organization. For the purposes of these Regulations, the Group shall mean the Company and its Subsidiaries, where Subsidiaries means all such companies and a Subsidiary shall mean any such Company in which the Company holds directly or indirectly a majority of the voting rights or has the right to appoint a majority of the members of the Board of Directors.

References in these Regulations to the masculine gender (“he”) shall be deemed also to include the feminine gender (“she”).

ARTICLE II

Executive Bodies of the Company

Section 1. Executive Bodies and Management. The following are the Executive Bodiesof the Company:

(a)     the Board of Directors (the Board);

(b)     the chairman of the Board (the Chairman);

(c)     the Board Committees established from time to time pursuant to these Regulations (the Board Committees);

(d)     the officers of the Company (the Officers); and

(e)     the managing director and Chief Executive Officer of the Group (the CEO).

Section 2. Group Executive Management. To the extent these Regulations do not reserve specific powers to the Board, the Officers or the CEO, group executive management (the Group Executive Management) shall be coordinated by the senior executive officers of Alcon Laboratories, Inc. (Alcon Laboratories).

ARTICLE III

The Board

Section 1. Organization. The Board elects a Chairman, a Vice-Chairman, and the members of the Board Committees from its members each year immediately following the annual general meeting.

The Board shall form three classes of directors serving staggered terms. The Board shall itself determine the classes of its members. The first terms of the Board members will expire as follows:

(a)     Class I Board members will have terms of office expiring at the annual general meeting of shareholders in 2003;

(b)     Class II Board members will have terms of office expiring at the annual general meeting of shareholders in 2004; and

(c)     Class III Board members will have terms of office expiring at the annual general meeting of shareholders in 2005.

Board members shall retire from office no later than the annual general meeting after their 72nd birthday.

The Board further appoints a Company secretary who need not be a member of the Board.

Section 2. General Powers. The Board shall exercise its function as required by law, the Articles of Association and these Regulations. The Board shall determine the principles of the Company’s and the Group’s business strategy and policies.

The Board shall be authorized to pass resolutions on all matters which are not reserved to the shareholders’ meeting of the Company (Shareholders’ Meeting) by the Articles of Association or delegated to the CEO or the Officers, or the tasks reserved to any Board Committee by these Regulations.

Section 3. The Board has the following powers and duties:

(a)     the ultimate direction of the Company and the issuance of the necessary guidelines in accordance with applicable Swiss law and regulations;

(b)     the determination of the Company’s organizational structure, including the enactment and amendment of these Regulations;

(c)     the determination of the Company’s accounting principles, financial control and financial planning;

(d)     the appointment and removal of the Company secretary, the members of Committees nominated by the Board and the Executive Management of the Company and the Group, as well as the determination of their signatory power (see Article X, Section 1);

(e)     the ultimate supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with applicable law, the Articles of Association, these Regulations and any ancillary regulations and guidelines of the Company;

(f)     the adoption of resolutions concerning an increase in share capital to the extent that such power is vested pursuant to Swiss corporation law in the Board and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Association, as well as making the required report on the capital increase;

(g)     the review and approval of the business report and the financial statements and any required filings with regulatory authorities or stock exchanges (unless delegated by these Regulations) as well as the preparation of the Shareholders’ Meeting and the implementation of its resolutions;

(h)     the examination of the professional qualifications of the Company’s auditors;

(i)     the notification of the court if the liabilities of the Company exceed the assets of the Company (art. 725 CO);

(j)     the certification of increases of capital and the amendment of the Articles of Association related thereto;

(k)     the approval of transactions as listed in Annex 3.3 (k) to these Regulations of the Company and any company of the Group;

(l)     the approval of the annual investment and operating budgets as well as the long-term plan of the Company and the Group;

(m)     the exercise of shareholder rights in the Subsidiaries, as well as the ultimate control of the business activities of the Subsidiaries;

(n)     the approval of executive regulations promulgated in accordance with Article XI, Section 2 of these Regulations;

(o)     the establishment of the Company’s dividend policy;

(p)     the approval of any registration statements, prospectuses, listing particulars, notices and circulars to holders of Company securities or recommendations in respect of any matters which may be submitted to holders of the Company’s securities (unless delegated by these Regulations);

(q)     the review and approval of the recommendations of the Board Committees;

(r)     the response to any approach regarding a takeover offer for the Company;

(s)     any code of ethics and business practice; and

(t)     membership and terms of reference of any Board Committees.

Section 4. Delegation of Other Duties. The Board herewith delegates all other duties, including the preparation and implementation of the Board resolutions as well as the supervision of particular aspects of the business in the sense of art. 716a para. 1 cif. 2 CO and the management of the Company in the sense of art. 716b CO to the CEO.

The Board may, upon giving appropriate notice to the corporate body or individual to whom it has delegated any of its powers and duties, re-assume responsibility for such powers and duties. Similarly, the Board may, upon giving appropriate notice, delegate such powers and duties to any other corporate bodies or individuals as it may from time to time deem appropriate. Any such delegation shall operate as a variation of the rules of competence set forth in these Regulations unless and until the Board re-assumes responsibility for any delegated matters.

Section 5. Meetings. The Board shall convene as often as necessary, at least four times a year. Board meetings shall be held at the Company’s place of incorporation or at such other place as the Board may determine.

The meetings shall be called by the Chairman or on his behalf by the Secretary. A meeting shall also be called by the Chairman upon the written request of a Board member indicating the items and the proposals to be submitted. The Chairman shall decide whether persons other than the directors may attend a meeting.

Notice of meetings shall be given ten days in advance in writing and the notice shall set forth the agenda. Each member of the Board may demand that items be placed on the agenda. The relevant request must be submitted in writing to the Chairman at least 14 days before the meeting. Urgent items that are brought up after the notice of the meeting has been distributed may be discussed at the meeting. Resolutions on such matters can only be passed if all Board members attending the meeting agree. In urgent cases, the Chairman may call a meeting at short notice in writing or by other convenient means of communication.

Meetings of the Board may be held in person or by telephone conference or other means of direct communication.

Section 6. Board Resolutions. The Board shall have a quorum when the majority of its members are present. Board members cannot appoint proxies. No attendance quorum is required if the meeting is called to certify an increase of capital and to effect the amendment of the Articles of Association related thereto.

Subject to Article V, Section 5 of these Regulations, resolutions of the Board shall be adopted upon a majority of the votes cast. In case of a tie, the acting chairman has a casting vote.

Resolutions may also be passed in writing, provided no Board member requests oral deliberation within 3 business days of notification of the proposal. To be valid, resolutions in writing must have been communicated to all Board members, and must have been approved in writing by a majority of the Board members.

Section 7. Board Minutes. All resolutions shall be properly recorded in Board minutes which must be signed by the acting chairman and the Secretary.

In the case of resolutions by circular letter (in writing), such letters qualify as Board minutes if signed by all, including the dissenting, members of the Board and the Secretary.

Section 8. Information and Reporting. Each member of the Board is entitled, at the Board meetings, to request and receive from the other Board members and from the management information on all affairs of the Company.

Outside of the Board meetings, each member of the Board may request information from the CEO on the general course of business and, upon approval by the Chairman, each member of the Board may obtain information on specific transactions and/or access to business documents.

Section 9. Compensation. All non-executive directors of the Company shall be paid a compensation for their services as directors out of the funds of the Company. Such compensation to directors (other than any director who for the time being holds an executive office or employment under the Company or a Subsidiary of the Company) shall be determined by the Compensation Committee.

In addition to the above, the directors shall be paid out of the funds of the Company all expenses properly incurred by them in the discharge of their duties, including their expenses of traveling to and from the meetings of the Board, meetings of the Board Committee, Shareholders’ Meetings and separate meetings of the holders of any class of securities of the Company.

The Board may grant special compensation to any director who performs any special or extra services to or at the request of the Company. Special compensation may be made payable to a director who has performed any special or extra services in addition to his ordinary compensation (if any) as a director.

ARTICLE IV

Chairman and the Vice-Chairman

Section 1. Powers and Duties. The Chairman has the following powers and duties:

(a)     organizing and preparing of the agenda for the Shareholders’ Meetings and Board meetings;

(b)     presiding over the Shareholders’ Meetings and Board meetings; and

(c)     signing of the Company’s application for registration with the Commercial Register (which function may be delegated).

Section 2. Authority. Should the Chairman be unable or unavailable to exercise his functions, his functions shall be assumed by the Vice-Chairman, or if the latter should also be unable or unavailable, another member of the Board appointed by the Board.

ARTICLE V

Board Committees

Section 1. General. The Board may appoint Board Committees for specific areas from among its members. Together with their appointment, the Board shall establish the appropriate rules with respect to the mission, the authority and the reporting of the pertinent Board Committee.

All members of the Board are invited to attend any meetings of any of the Board Committees and, upon request of the chairman of such Board Committee, will receive all material distributed to such Board Committee members.

Notwithstanding the generality of the above, the following permanent Board Committees shall be appointed.

Section 2. Compensation Committee. The Compensation Committee shall be comprised of three members of the Board, one of which shall be designated by Nestlé as the Company’s Majority Shareholder (the Majority Shareholder) and two of which shall be independent directors (as that term is understood pursuant to the rules and regulations of the New York Stock Exchange as applicable from time to time (the NYSE Rules)).

The members of the Compensation Committee shall be appointed for a one-year term. Members of the Compensation Committee shall be eligible for re-election.

The Compensation Committee shall have the following powers and duties:

(a)     review of the general compensation strategy of the Company and the Group;

(b)     recommendations for approval by the Board of compensation and benefits programs for the CEO and the members of Group Executive Management;

(c)     review of the terms of employment between the Company and any executive officer or key employee;

(d)     administration of the long-term incentive plan and recommendations to the Board for individual grants under this plan; and

(e)     decision on the remuneration of the Board members.

The Compensation Committee shall meet at least twice per year. It shall report to the full Board on any decisions taken and on any other important employment, salary and benefit matters.

The Compensation Committee may recommend to the Board of Directors that a discretionary pool of options or other incentive awards be made available to the CEO for grant to employees of the Group in any given business year. Any option grants by the CEO shall be ratified by the Compensation Committee on a quarterly basis. The size and terms of the discretionary pool of options shall be determined by the Board of Directors upon recommendation of the Compensation Committee on an annual basis. Any unawarded options out of the discretionary pool for a given business year will be available for allotment to employees in subsequent business years.

Section 3. Audit Committee. The Audit Committee shall be comprised of at least three members of the Board all of whom shall be independent directors as defined under the NYSE Rules. In addition, each member of the Audit Committee shall meet all applicable requirements of the Audit Committee Policy of the New York Stock Exchange with respect to financial literacy, accounting or related financial expertise, and any other matters required by the NYSE. The Audit Committee shall invite one representative of the Majority Shareholder to participate in the deliberations relating to the matters contemplated under paragraphs (h), (i), (j), (k) and (m) below, and on financial matters to be submitted to the Board of Directors for approval.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities to oversee the Company’s financial reporting process, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s internal and external auditors. The Audit Committee’s responsibility is one of oversight and, in carrying out its responsibility, the Audit Committee is not providing any expert or other special assurance as to the Company’s financial statements.

The Chief Financial Officer of the Alcon Group may be invited to attend meetings of the Audit Committee as a guest.

The members of the Audit Committee shall be appointed for a one-year term. Members of the Audit Committee shall be eligible for re-election.

The Audit Committee shall have the following powers and duties:

(a)     to review the adequacy of the system of internal accounting procedures of the Company and the Group, and to oversee that effective systems of internal financial controls and for reporting non-financial operating data are maintained;

(b)     to make recommendations to the Board regarding the appointment of independent auditors of the Company and the Group;

(c)     to hold discussions with the independent auditors of the Company and the Group regarding their audit procedures, including the proposed scope of the audit, the audit results and the related management letters;

(d)     to review the audit results and related management letters;

(e)     to review the services performed by the independent auditors of the Company and the Group in connection with determining their independence;

(f)     to review the reports of the internal and outside auditors and to discuss their contents with the auditors and with the Group Executive Management;

(g)     to oversee the selection and terms of reference of the internal auditors and the outside auditors of the Company and the Group;

(h)     to make recommendations for approval by the Board of an asset and liability management policy and strategic direction;

(i)     to have overall supervisory responsibility to ensure proper implementation of the financial strategy as approved by the Board;

(j)     to monitor strategy execution, portfolio management, risk management and the carrying out of special actions necessary to support the strategy;

(k)     to review periodically the financial results of the Group as achieved;

(l)     to oversee that the financial performance of the Group is properly measured, controlled and reported;

(m)     to recommend any share repurchase program for approval by the Board;

(n)     to review and discuss the quarterly financial statements with management, and to review and discuss the annual financial statements with management and the outside auditors;

(o)     to ensure the ongoing compliance of the Company and the Group with legal requirements, accounting standards and the provisions of the NYSE Rules;

(p)     to approve (i) the form and contents of a press release containing information about the Company’s earnings (Earnings Release) for each quarter other than the quarter ending December 31, (ii) the issuance of each Earnings Release by the Company in the form approved by the Audit Committee, (iii) the form and contents of a Report of Foreign Issuer on Form 6-K containing financial statements and management’s discussion and analysis of financial condition and results of operations (a Report) for each quarter other than the quarter ending December 31, (iv) the furnishing of each Report to the United States Securities and Exchange Commission and all exchanges on which the Company’s securities are listed to the extent required by the rules of such exchanges, in each case in the form approved by the Audit Committee; and

(q)     to review and reassess the adequacy of the Audit Committee provisions of these Organizational Regulations annually and submit any proposals for revision to the Board for approval.

In discharging its oversight responsibilities, the Audit Committee shall have unrestricted access to the Company’s management, books and records.

The Audit Committee shall meet at least four times per year. It shall regularly report to the Board on its findings and propose the appropriate actions. The ultimate responsibility for approving the annual and quarterly financial statements will remain with the Board.

Section 4. Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall be comprised of three members of the Board, as determined from time to time by the Board. Two Committee members shall be chosen from among the independent Directors; in addition, one Committee member shall be designated by the Majority Shareholder.

The members of the Nominating and Corporate Governance Committee shall be appointed by the full board for a one year term. Members of the Committee shall be eligible for re-election. The chairperson of the Committee shall be designated by the Board.

The Nominating and Corporate Governance Committee shall have the following powers and duties:

(a)	Determination of the criteria, objectives and procedures for selecting members of the Board;

(b)	Search and review of potential candidates qualified to become members of the Board, and recommendation of such individuals to the full Board for a nomination for election by the shareholders;

(c)	Review of nominations for re-election of Board members;

(d)	Recommendation to the Board as to the class of directors on which a new director shall serve;

(e)	Recommendation of Board members for appointment to a Board committee;

(f)	Review of appropriateness of continued service on the Board of members whose circumstances (including business or professional affiliations or responsibilities) have changed or who contemplate accepting a directorship on another public company board or an appointment to an audit or compensation committee of another public company board;

(g)	Recommendation to the Board for the appointment of the members of the Executive Management, upon motion of the CEO;

(h)	Oversight of the Company’s orientation process for newly elected members of the board, and assistance of the board in its implementation; assessment of the adequacy of and need for additional continuing director education programs;

(i)	Development of corporate governance guidelines for the Company, assessment of those guidelines at least on an annual basis;

(j)	Oversight of the system and procedures for the education, development and orderly succession of senior members throughout the Group, including, at least annually, review of the CEO’s short- and long-term succession plans for the CEO and other senior management positions;

(k)	Coordination of the annual evaluation of the Board and its committees;

(l)	Review of its own performance and reassessment of the adequacy of its rules of procedures.

In discharging its functions, the Nominating and Corporate Governance Committee shall have the authority to retain and terminate any search firm to be used to identify candidates for the position of Board member or member of Executive Management. The Committee may further obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors as it deems advisable without having to seek Board approval. The Committee shall finally have the authority to conduct or authorize investigations into or studies of any matters within the Committee’s scope of responsibilities.

The Nominating and Corporate Governance Committee shall meet at least four times per year. It may request that any directors, officers or other employees of the Company, or any other person whose advice is sought by the Committee, attend any Committee meetings to provide such information as the Committee requests. The Committee shall take minutes of its meetings, and shall regularly report to the Board on its findings and propose the appropriate actions.

Except as set forth in this Article V, Section 4 or in any resolution of the Board of Directors, the Nominating and Corporate Governance Committee shall set its own rules of procedure.

Section 5. Independent Director Committee. If any of the following transactions is proposed to be taken by the Company, the Board shall form a special committee of no less than three independent and disinterested directors who shall be responsible for protecting the interests of the minority shareholders of the Company. The Board shall only resolve such matters if a majority of the members of Independent Director Committee so recommends. Such matters are

(a)     a proposed merger, takeover, business combination or related party transaction of the Company with the Majority Shareholder or any group company of the Majority Shareholder;

(b)     a proposed bid for the shares of the Company by any entity owning a majority of the Company’s outstanding voting rights;

(c)     a proposed repurchase by the Company of all the shares not owned by an entity owning a majority of the outstanding voting rights of the Company; or

(d)     any change to the powers and duties of the Independent Director Committee.

Section 6. Committee Procedures. Each of the Board Committees shall establish its own terms of reference which shall, to the extent necessary or expedient, comply with the provisions of the NYSE Rules.

Board Committees shall meet at the place of incorporation of the Company or at another place as determined by the chairman of the Board Committee.

Section 7. Research and Development and Scientific Advisory Board. The Board may appoint a research and development and scientific advisory board (the R&D Advisory Board) that is comprised of no fewer than five members. The chairman of the R&D Advisory Board shall be designated by the Board, one member shall be designated by the Majority Shareholder, and the remaining members of the R&D Advisory Board shall be designated by the Chairman of the Company and shall not otherwise be affiliated with the Company or the Majority Shareholder.

The members of the R&D Advisory Board shall be appointed for terms of up to three years. Members shall be eligible for re-election.

The R&D Advisory Board shall have no executive or managerial functions. Instead, its function shall be:

(a)     to review and make recommendations regarding the Company’s research and development objectives; and

(b)     to monitor new developments, trends and initiatives in the pharmaceutical industry.

The R&D Advisory Board shall meet at least twice per year. It shall regularly report to the full Board on its procedures.

ARTICLE VI

Executive Officers of the Company and the Group

Section 1. The Company. The Company is a holding company which operates principally through its operating Subsidiaries. All business and operational decisions (including cost control and similar measures) as well as decisions of business strategy of the Group shall be determined by the Board. In addition, the executive officers of the Company (other than the CEO) are responsible for

(a)     conducting the administrative affairs of a holding company, including handling all communications with the competent commercial register and tax authorities and keeping of the Company’s statutory books and records;

(b)     exercising the shareholder rights with respect to those Subsidiaries that are directly held by the Company;

(c)     administration of trademarks owned by the Company; and

(d)     funding of research and development projects of the Group on a Group-wide basis, administration of intellectual property rights derived from such research and development projects, collection of license income relating to intellectual property rights derived from such research and development projects; and purchase of intellectual property rights.

Section 2. The Group. The principal Subsidiary of the Company is Alcon Laboratories. The executive management of Alcon Laboratories will coordinate the activities of the Group, subject to the ultimate direction and control by the Board. In this capacity, the executive management of Alcon Laboratories will

(a)     coordinate the ongoing business and operations of the operating Subsidiaries of the Group;

(b)     coordinate research and development, manufacturing, sales and distribution activities of the Group;

(c)     coordinate marketing activities of the Group; and

(d)     coordinate financing, treasury, legal and tax functions (other than matters relating directly to the holding company).

ARTICLE VII

Chief Executive Officer

Section 1. Appointment and Term of Office. The CEO is appointed by the Board from among its members for an indeterminate term of office. Notwithstanding anything to the contrary, his term shall automatically end upon termination of his Board membership.

The CEO shall be registered in the commercial register as Managing Director (Delegierter des Verwaltungsrates). The CEO shall coordinate the group-wide activities in his function as Chief Executive Officer of Alcon Laboratories, Inc.

Section 2. Powers and Duties. The CEO shall have all the powers and duties that are not explicitly reserved to the Board or a Board Committee by these Regulations.

Section 3. Reporting. The CEO shall regularly inform the Board at the Board meetings on the current course of business and all major business matters of the Company and its Subsidiaries. Extraordinary matters shall be reported to the members of the Board without delay by circulation letter or any other means of communication.

ARTICLE VIII

Conflict of Interest

Section 1. Definitions. For purposes of Articles VIII and IX:
(a)	Conflicting Interest shall mean the special interest the Board member has with respect to a transaction due to the fact the Board member or a Related Person has a financial or non-financial interest in, or is otherwise closely linked to, the transaction, and such interest is of such significance to the Board member or a Related Person that the interest would reasonably be expected to interfere on the Board member’s judgement if he were called upon to vote on the transaction.

(b)	Related Person of a Board member means

(i)	the spouse (or a parent or sibling thereof) of the Board member, or a child, grandchild, sibling, parent (or spouse of any thereof) of the Board member, or an individual having the same home as the Board member, or trust or estate of which an individual specified in this clause (i) is a substantial beneficiary;

(ii)	a trust, estate, incompetent or minor of which the Board member is a trustee, administrator or guardian; or

(iii)	one of the following persons or entities: (A) an entity of which the Board member is a director, general partner, agent, major shareholder or employee; (B) a person that controls one or more of the entities specified in subclause (A) or an entity that is controlled by, or is under common control with, one or more of the entities specified in subclause (A); or (C) an individual who is a general partner, principal or employer of the Board member.

Section 2. General. A director who has a Conflicting Interest which involves the Company shall disclose the nature of his interest at a meeting of the Board.

Subject to any applicable statutory provisions to the contrary, a director shall not be disqualified by his office from entering into any contract with the Company (either with regard to his tenure of any office or position with the Company, or as vendor, purchaser or otherwise).

Section 3. Duty to Abstain. Members of the Board shall abstain from exercising their voting rights in matters involving a Conflicting Interest. If a director is required to abstain from voting in a matter, he shall not be counted in the quorum of the meeting in question. In addition, such Board member shall use best efforts to ensure that he does not receive any confidential information with respect to such transaction. In particular, and without limitation to the foregoing, a director shall not vote or be counted in the quorum of the meeting in respect of any resolution concerning the following matters:

(a)     his own appointment, including fixing and varying its terms;

(b)     the termination of his own appointment as the holder of any office with the Company or any other company in which the Company holds an equity interest;

(c)     any transaction in which he or any Related Person is an interested party.

        Notwithstanding the provisions of the foregoing paragraph, a director shall be entitled to vote and be counted in the quorum on:

(a)     any issue or offer of securities of the Company in respect of which the director or any Related Party is or may be entitled to participate in their capacity as holder of any such securities;

(b)     any contract in which he or any Related Party is interested only by virtue of his interest in securities of the Company;

(c)     any contract concerning pension fund or retirement, death or disability benefits schemes under which he may benefit and which affords to directors only those privileges and advantages which are generally afforded to the employees to whom the fund or scheme relates;

(d)     on any proposal regarding the stock incentive plan which relates both to directors and employees and affords to any directors only those privileges and advantages which are generally afforded to the employees to which the scheme relates; and

(e)     any contract concerning the purchase or maintenance of insurance for any director or officer of the Company against any liability.

ARTICLE IX

Interests in Shares and Options

Section 1. General. Each Board member shall disclose to the Company the extent of his shareholdings and holdings of options to purchase shares of the Company on a regular basis as established by the Board from time to time.

Section 2. Specific Rules. Each director shall, upon assuming office, notify the Company in writing of

(a)     the number of shares (and options or conversion rights with respect to shares) of the Company held by himself or any Related Person;

(b)     the number of other securities of the Company held by himself or any Related Person;

(c)     the number of shares (and options or conversion rights with respect to shares) of any Subsidiary of the Company held by himself or any Related Person

(the securities referred to in lit. (a) through (c) above collectively, the Relevant Securities).

This information shall be updated at least once annually or more frequently if requested by the Board.

Other events which require notification include (i) the acquisition or disposal of any Relevant Securities, (ii) the entering into of a contract to sell any such Relevant Securities, and (iii) the assignment of any right granted to a Board member to subscribe for Relevant Securities.

Section 3. Share Dealings. The Board will establish a separate insider trading policy and a policy on dealings in shares of the Company.

ARTICLE X

General Provisions

Section 1. Signatory Power. The Board members and all other persons authorized to represent the Company shall have joint signatory power by two for the Company.

Section 2. Confidentiality. The Board members and officers shall keep confidential all information and documents obtained in connection with the exercise of their function for the Company.

Upon termination of their function, the Board members and officers shall without delay return to the Company all documents obtained in connection therewith.

Section 3. Insurance. The Company may procure Directors and Officers’ liability insurance for the Board members and for the key executive officers of the Company and the Group in line with best practice for US listed pharmaceutical companies. Any costs of such insurance shall be charged to the Company.

ARTICLE XI

Final Provisions

Section 1. Effectiveness. These Regulations shall become effective as of the date of approval by the Board.

Section 2. The corporate bodies and officers entrusted with the management of the Company shall promulgate such executive regulations as are necessary for the implementation of these Regulations subject to prior approval by the Board as mentioned in Article III, Section 3(n) above.

Section 3. The Board shall review these Regulations from time to time with a view to ascertain whether they are appropriate for their purpose. Such a review shall first be undertaken prior to the annual general meeting approving the financial statements for the business year 2002 and thereafter no less than once annually. Any amendment of these Regulations shall only be valid if such amendment is in writing and is approved by at least two-thirds of the Board members attending such meeting. Any amendment affecting the powers and duties of the Independent Director Committee shall only be valid if approved by a majority of the members of such committee.

Section 4. Any provisions of these Regulations relating to nomination and/or appointment rights of the Majority Shareholder shall be amended or repealed as and when the equity interest of the Majority Shareholder in the Company shall fall below 50% of the voting rights of the Company.

SO RESOLVED as of March 17, 2003

The Chairman:                                                The Vice-Chairman:

/s/ T.R.G. Sear                                                 /s/ Peter Brabeck-Letmathe